UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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H&R BLOCK, INC.

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August 20, 2018

Dear Shareholders,

I am writing to urge your support for our annual advisory vote on executive compensation, otherwise known as the “Say-on-Pay” proposal, in our 2018 Proxy Statement. For the first time, the leading proxy advisory firms Glass, Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services (“ISS”) are divided in their recommendation with respect to this proposal in our Proxy Statement. Glass Lewis has recommended that investors vote in favor of our Say-on-Pay proposal, noting that they have “not identified pay-for-performance issues with [H&R Block] that should be of substantial concern to shareholders.” ISS, which has supported our Say-on-Pay proposal in all prior years, recommended against our proposal this year, primarily on the narrow ground that the sign-on equity awards granted to our recently hired CEO, Jeff Jones, are not adequately performance-based.

As outlined below, Jeff Jones’s compensation arrangements are thoroughly consistent with our overall executive compensation program, a program which has received ISS’s support and the overwhelming approval of shareholders in the 10 years since Say-on-Pay became part of our proxy process.

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Consistent with our succession planning work, in late 2016 we formed a search committee comprised entirely of independent directors, chaired by me and advised by an independent search firm, and initiated a diligent, thorough search for a new CEO (see page 24 of our Proxy Statement for additional discussion).

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Given Jeff’s 27 years of executive management, creative leadership, and operational excellence, with key roles at leading companies in the retail, consumer products, agency, and technology industries, he was highly sought after by a broad range of companies, most of which could offer far more lucrative compensation arrangements.

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Jeff chose to join us at H&R Block to take on the challenge of transformational leadership; to lead our iconic 20th century brand into a 21st century enterprise best suited to serve the needs of today’s consumers.

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An appropriate compensation package, including the up-front components, was approved by our Compensation Committee comprised entirely of independent directors, after receipt of advice from our independent compensation consultant. The Board, comprised entirely of independent directors, unanimously approved Jeff’s hiring.

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As is customary in the hiring of a new CEO, Jeff received a sign-on equity award, which consisted of stock options and restricted share units (see pages 24 and 43 of our Proxy Statement for further discussion). It is widely agreed that starting a new CEO with “skin in the game” is an important element in incentivizing top performance and strong leadership. Jeff’s equity awards are consistent with these objectives.

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First, although ISS does not consider stock options to be performance-based, because options are worthless unless the price of the stock goes up, they precisely align Jeff’s interests with those of our shareholders.

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Second, while the restricted share units vest over three years, we took the unusual step of imposing a mandatory holding requirement that requires Jeff to hold the stock, even after vesting, until he is no longer employed by the Company.

–	Combined, these actions established immediate and ongoing alignment with you, our shareholders, and provided strong incentive for Jeff to deliver favorable performance.

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While we believe the sign-on equity awards should be considered as a free-standing element in an overall compensation program, even if the annualized value of the sign-on equity awards were included in annual compensation, Jeff’s target total direct compensation would still fall within the range of our peer group median.

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Finally, the structure of Jeff’s ongoing compensation is identical to that of his predecessor and his colleagues on the company’s senior leadership team. 80% of his long term incentive compensation and 73% of his total direct compensation is performance-based and at-risk (see page 27 of the Proxy Statement). H&R Block has been, and will remain, a leader in maintaining a pay-for-performance culture.

Over the years, we have greatly appreciated your strong support for our compensation practices and philosophy. We need your support in voting FOR the Say-on-Pay proposal, which is Proposal 3 on your proxy card.

Thank you in advance for your consideration. Please do not hesitate to contact me with any questions or concerns.

Robert A. Gerard

Chairman of the Board